Exhibit 10.1

RETIREMENT PLAN FOR OUTSIDE DIRECTORS
OF COMMERCE BANCORP, INC.

1.	Purpose

The Retirement Plan for Outside Directors of Commerce Bancorp, Inc., a New Jersey business corporation (the “Plan”), is designed to enhance the ability of Commerce Bancorp, Inc. to attract and retain suitable Directors by providing retirement benefits for Directors of Commerce Bancorp, Inc. (“CBI”) who retire after the Effective Date.

2.	Definitions

Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for all purposes of this Plan:

Cause means (i) a Director is indicted for, convicted of or enters a plea of guilty or nolo contendere to, a felony, a crime of falsehood or a crime involving fraud, moral turpitude or dishonesty; or (ii) a Director willfully fails to perform his duties as a member of the Board of Directors of CBI (other than any such failure resulting from a Director’s incapacity due to illness or disability) or a Director engages in any conduct materially harmful to CBI’s business; and in either case fails to cease such conduct or correct such conduct, as the case may be, within thirty days subsequent to receiving written notice from the CBI Chief Executive Officer or the Board advising a Director of same (which conduct shall be specifically set forth in such notice).

Director means a member of the Board of Directors of CBI on or after the Effective Date who is not an employee of CBI or any subsidiary thereof on his or her date of death or Retirement as a Director.

Board Service means, service as a Director of CBI both before and after the Effective Date; provided, however, that Board Service shall not include any period during which the Director is an employee of CBI or any subsidiary thereof. Service on the Board of a subsidiary or a company which was merged into CBI is not Board Service.

Retainer means the annual retainer paid to a Director as compensation for services as a Director of CBI, including committee or committee Chairman’s retainers and any other fees paid for attendance at meetings of the Board of Directors of CBI or any committee of the Board of Directors.

Retirement or Retires means ceasing to be a member of the Board of Directors of CBI for any reason other than removal for Cause.

Effective Date means January 1, 1993.

1099 Compensation means, with respect to any Director, all compensation (including without limitation the Retainer, but specifically excluding compensation relating to exercising options) for which a written statement pursuant to the Internal Revenue Code of 1986, as amended (or any successor code or law) is required to be furnished to the Director.

3.	Eligibility

Any Director who has completed five or more years of Board Service, has not been removed for Cause, attains the age of 65, and Retires from the Board of Directors of CBI on or after the Effective Date shall be eligible for retirement benefits under Sections 4, 6 or 7 hereof, whichever commences first.  The lawful spouse of any Director who completed five or more years of Board Service and had not been removed for Cause, but who died after January 1, 1993, but before the commencement of a Director’s retirement benefit under Sections 4, 6 or 7, as the case may be, shall be eligible for the Alternate Spousal Benefit under Section 5 hereof.

4.	Director’s Reimbursement Benefit

The benefits payable to a Director hereunder shall be monthly payments, each in an amount equal to the highest annual 1099 Compensation for any twelve-month period during the five-year period immediately preceding the Director’s Retirement, divided by twelve (12).  Benefits shall commence as of the first day of the month after the last to occur of: (a) the date the Director has attained his or her 65th birthday; or (b) the date of Director’s Retirement under the Plan or death while serving as a Director; and shall be paid until the earliest of: (1) the later of the Director’s death and the Director’s spouse’s death;  (2) a period equal to the length of the Director’s Board Service; or (3) the last of 120 monthly payments.  Upon the death of a Director receiving a Director’s retirement benefit, any remaining payments shall be made to the Director’s lawful spouse.

5.	Alternate Spousal Benefit

The benefits payable to an eligible spouse of a deceased Director hereunder shall be monthly payments, each in an amount equal to the highest annual 1099 Compensation for any twelve-month period during the five-year period immediately preceding the earlier of the date of the Director’s death or Retirement under the Plan, divided by twelve (12).  Benefits shall commence as of the first day of the month after the date of the Director’s death, and shall be paid until the earliest of: (1) the Director’s spouse’s death; (2) a period equal to the length of the Director’s Board Service; or (3) the last of 120 monthly payments.

6.	Disability

Any Director who has completed five or more years of Board Service, has not been removed for Cause and becomes disabled shall be eligible for the retirement benefits provided in the Plan. Benefit payments shall be made to such Director in accordance with Section 4, except that (i) the date of reference to be used for determining the amount of benefits payable shall be the date of disability, and (ii) payment of benefits shall commence on the first day of the month following the date of disability or, if later, the first day of the month following the termination of the Director’s Board Service. “Disabled” or  “disability” for purposes of this Plan is hereby defined as an inability due to physical or mental illness or injury to fulfill the normal duties of a Director of CBI for a period reasonably anticipated to be at least one year.

7.	Change in Control

A “Change in Control” of CBI shall be deemed to have occurred if there occurs a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (“Exchange Act”) as enacted and enforced on the Effective Date; provided that, without limitation, such a Change in Control shall be deemed to have conclusively occurred when any of the following events shall have occurred:

(i) within any period of two consecutive years, a change in at least a majority of the members of the CBI Board or the addition of five or more new members to the CBI Board;

(ii) a person or group acting in concert as described in Section 13(d)(2) of the Exchange Act holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of common shares of CBI which constitutes either (a) more than fifty percent of the shares which voted in the election of directors of CBI at the shareholders’ meeting immediately preceding such determination or (b) more than thirty percent of CBI’s outstanding common shares.  For purposes hereof, unexercised warrants or options or unconverted nonvoting securities shall count, for this purpose, as constituting beneficial ownership of CBI’s common shares into which the warrants or options are exercisable or the nonvoting convertible securities are convertible, notwithstanding anything to the contrary contained in Rule 13d-3 of the Exchange Act;

(iii) the CBI Board shall approve the sale of all or substantially all of the assets of CBI; or

(iv) the CBI Board shall approve any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

Upon the occurrence of a Change in Control of CBI, and notwithstanding any other provisions of the Plan, or the length of time served as a Director, a Director shall immediately become entitled to receive monthly benefits, each in an amount equal to the highest 1099 Compensation for any twelve-month period during the five-year period immediately preceding the Change in Control, divided by twelve (12).  Payment of benefits shall commence as of the first day of the month after the termination of the Director’s Board Service and shall continue, for a period of years, equal to two times the number of years of Board Service completed by the Director up to a maximum of ten years. In the event that two times the number of years served by a Director is greater than five years but less than ten years, the Director will be deemed to have ten years of service for purpose of calculating payments upon a Change in Control.

8.	Provision of Benefits

All benefits payable hereunder shall be provided from the general assets of CBI.  No Director or spouse shall acquire any interest in any specific assets of CBI by reason of this Plan.

9.	Amendment and Termination

CBI reserves the right to terminate this Plan or amend this Plan in any respect at any time, and any such amendment may be retroactive; provided, however, that no such termination or amendment may reduce the benefits payable to any Director (or any spouse of a Director) in connection with a previous Retirement or a Change in Control, and provided further that the termination of the Plan and payments of benefits in connection with such termination shall comply with Section 409A of the Internal Revenue Code of 1986.

10.	Administration

This Plan shall be administered by the Compensation Committee of the Board of Directors of CBI. Such Committee’s final decision, in making any determination or construction under this Plan and in exercising any discretionary power, shall in all instances be final and binding on all persons having or claiming any rights under this Plan.

11.	Miscellaneous

Subject to Section 9 hereof, the adoption and maintenance of this Plan shall not constitute a contract between CBI and any Director. Nothing herein contained shall be deemed to give any Director the right to be retained as a Director, nor shall it interfere with the Director’s right to terminate his or her directorship at any time. No benefit payable hereunder shall be subject to alienation or assignment, except as otherwise provided by law.